Exhibit 99(f)


                                QUESTIONS AND ANSWERS
                         RELATING TO THE OFFER (THE "OFFER")
             BY TEXAS UTILITIES ELECTRIC COMPANY ("COMPANY") TO EXCHANGE
            EITHER ___% TRUST ORIGINATED PREFERRED SECURITIES (SM) ("TOPrS
            (SM)") OF TU ELECTRIC CAPITAL (THE "TRUST") AND AN ADDITIONAL CASH COMPONENT, OR CASH ONLY, FOR ANY AND ALL OF ITS OUTSTANDING $____ DEPOSITARY SHARES, SERIES ___, EACH REPRESENTING 1/4 SHARE
                        OF $______ CUMULATIVE PREFERRED STOCK

                This information should be read only in conjunction with, and is subject in all material respects to the Prospectus dated November __, 1995 (the "Prospectus") and the Letter of Transmittal (the "Letter of Transmittal") and related documents delivered herewith which together constitute the Offer Materials. Please refer to the Prospectus for the definitions of the capitalized terms used herein which are not otherwise defined.

               See "Risk Factors: in the Prospectus for certain additional information relevant to the Offer and an investment in the TOPrS, including the period and circumstances during and under which payment of distributions on the TOPrS may be deferred and certain related federal income tax consequences. Holders of Depositary Shares should carefully consider the risk factors set forth in the Prospectus.

          Q:   WHAT ARE THE TERMS OF THE OFFER?
          A:   The Company will exchange each of the outstanding $_____
               Depositary Shares ("Depositary Shares") issued by the
               Company for the following consideration: At the Holder's option, either ____% TOPrS with a liquidation preference of $25.00 plus a cash component of $___ OR cash only in the amount of $___.

          Q:   WHAT ARE TOPrS?
          A:   TOPrS represent preferred interests in TU Electric Capital's assets, which consist solely of ___ % Junior Subordinated
               Debentures due  __________, 2030 issued by the Company.
               TOPrS pay quarterly distributions corresponding to the interest rate and the payment dates for the Junior
               Subordinated Debentures.  See "Description of the Preferred
               Securities" in the Prospectus.

          Q:   WHAT IS THE PURPOSE OF THE OFFER?
          A:   The principal purpose of the Offer is to refinance all or a portion of the Depositary Shares and to achieve certain tax efficiencies for the Company. The Company expects to finance cash purchases of Depositary Shares pursuant to the Offer with the proceeds of an offer of securities similar to the TOPrS in a separate transaction. The refinancing will permit the Company to deduct interest payable on the Junior
               Subordinated Debentures (and any similar debt issued in connection with the aforementioned financing) for United
               States federal income tax purposes. Dividends payable on the Depositary Shares are not tax deductible to the Company.

          Q:   WILL THE TOPrS BE LISTED ON THE NEW YORK STOCK EXCHANGE?
          A:   The Company will apply to list the TOPrS on the New York
               Stock Exchange.

          Q:   ARE THE TOPrS RATED?
          A:   As of the date of the Prospectus, the TOPrS have been rated by Moody's and S&P's and have the same ratings as the Depositary Shares.

          Q:   HOW ARE THE TOPrS GUARANTEED?
          A:   Distributions on the TOPrS and on liquidation or redemption are guaranteed on a subordinated basis by the Company only if, and to the extent that, interest payments have been made on the Junior Subordinated Debentures. See DESCRIPTION OF
               THE GUARANTEE in the Prospectus.

          Q: ARE THE REDEMPTION PROVISIONS OF THE TOPrS DIFFERENT FROM THE DEPOSITARY SHARES?
          A: Yes. The Depositary Shares are redeemable at the option of the Company on or after ______, and the Junior Subordinated Debentures are redeemable at the option of the Company on or after ______________. In addition, while the Depositary Shares have no maturity date, the TOPrS will be redeemed upon repayment of the Junior Subordinated Debentures at their final maturity in 2030. See DESCRIPTION OF THE PREFERRED SECURITIES in the Prospectus.

                                   DIVIDEND MATTERS

          Q: HOW DOES THE DISTRIBUTION RATE ON THE TOPrS COMPARE TO THE DIVIDEND RATE ON THE DEPOSITARY SHARES?
          A: The distribution rate on the TOPrS is ___% per annum, while the dividend rate for the Depositary Shares is ___% per annum.

          Q: WILL DISTRIBUTIONS ON THE TOPrS BE PAID ON THE SAME SCHEDULE AS DIVIDENDS ON THE DEPOSITARY SHARES?
          A: No, there is a different payment schedule. Distributions on the TOPrS will be paid on March 31, June 30, September 30 and December 31, while dividends are paid on the Depositary Shares on January 1, April 1, July 1 and October 1.

          Q: THE NEXT SCHEDULED DIVIDEND PAYMENT DATE ON THE DEPOSITARY SHARES IS JANUARY 1, 1996 (SUBJECT TO DECLARATION BY THE BOARD OF DIRECTORS). WILL THAT DIVIDEND BE PAID ON DEPOSITARY SHARES THAT ARE EXCHANGED IN THE OFFER?
          A: Holders of Depositary Shares accepted for exchange will be entitled to receive cash equal to the accrued and unpaid dividends on such shares after _________, 1995 to the Closing Date for the Preferred Securities, in lieu of dividends on their Depositary Shares accepted for exchange. Such amount will be payable on the Closing Date. Distributions on the TOPrS will begin to accrue on the Closing Date.

          Q:   EXPLAIN THE 20 QUARTER DIVIDEND DEFERRAL PROVISION OF THE
               TOPrS.
          A: Quarterly interest payments on the Junior Subordinated Debentures may be deferred at any time for one or more periods of up to 20 consecutive quarters each, at the option of the Company. In the case of any such deferral, distributions on the TOPrS will be similarly deferred. See "Distributions" under "Description of the Preferred Securities" in the Prospectus.

               Quarterly dividend payments on the Depositary Shares are payable only if declared by the Company's Board of Directors, and such dividends may be deferred indefinitely subject to the rights of the Holders to elect a majority of the Company's Board of Directors if four full quarterly dividends are in default. To date, the Company has made each quarterly dividend payment with respect to the Depositary Shares on the scheduled dividend payment date.

               Deferred TOPrS distributions continue to accrue and compound quarterly at a rate equal to ____% per annum. During a deferral, TU Electric Capital will continue to accrue interest income (as original issue discount) in respect of the Junior Subordinated Debentures which will be taxable to beneficial owners of the TOPrS. As a result, beneficial owners of the TOPrS during such a deferral will include their pro rata share of the interest in gross income in advance of the receipt of cash. Dividends on the Depositary Shares accrue if dividends are suspended, but suspended dividend payments are not compounded.


                                      TAX ISSUES

          Q: WILL THE EXCHANGE OF TOPrS FOR DEPOSITARY SHARES OR CASH CONSTITUTE A TAXABLE EVENT?
          A: Yes. The Company recommends that each holder read the section entitled "Certain United States Federal Income Tax Consequences" in the Prospectus and consult their own tax advisor.

          Q:   WHAT IS THE TAX TREATMENT OF ANY CASH RECEIVED FROM THE
               OFFER?
          A: If a Holder exchanges Depositary Shares for TOPrS and cash, gain or loss will be recognized in an amount equal to the difference between the fair market value of the TOPrS plus the cash and the Holder's tax basis in the Depositary Shares. If a Holder exchanges Depositary Shares for cash only, gain or loss will be recognized in an amount equal to the difference between the cash received and the Holder's tax basis in the Depositary Shares. Except in limited circumstances, any gain recognized will be long-term capital gain or loss if the Depositary Shares have been held for more than one year.

          Q:   WHAT WILL BE THE INITIAL TAX BASIS FOR THE TOPrS?
          A:   The initial tax basis of TOPrS acquired in the Offer will be equal to the fair market value of the TOPrS on the Expiration Date of the Offer.

          Q:   HOW WILL DISTRIBUTIONS ON THE TOPrS BE REPORTED TO THE IRS?
          A:   Distributions on the TOPrS will be reported on Form 1099.

          Q:   CORPORATE HOLDERS CAN CLAIM THE DIVIDENDS-RECEIVED DEDUCTION
               ON DIVIDENDS ON THE DEPOSITARY SHARES.  ARE DISTRIBUTIONS ON
               THE TOPrS ELIGIBLE FOR THAT DEDUCTION FOR CORPORATE HOLDERS?
          A:   No.

                              PROCEDURES FOR EXCHANGING
                                  DEPOSITARY SHARES

          Q: IF DEPOSITARY SHARES ARE REGISTERED IN MY NAME, HOW DO I PARTICIPATE IN THE OFFER?
          A: You should have received a package from D.F. King & Co., Inc. consisting of this Question and Answer sheet and:

               .    Prospectus dated November    , 1995
               .    Letter of Transmittal bearing a pre-printed label with
                    your account name and address
               .    Guidelines for Certification of Taxpayer Identification
                    Number on Substitute Form W-9
               .    Notice of Guaranteed Delivery
               .    Return envelope addressed to Chemical Mellon
                    Shareholder Services, L.L.C.

               If, after reviewing these materials carefully, you decide to participate in the Offer, complete the applicable Letter of Transmittal. The Letter of Transmittal provides the option to exchange for either TOPrS and cash, or for cash only. Send the completed and signed Letter of Transmittal with your Depositary Receipts to Chemical Mellon Shareholder Services, L.L.C., as Exchange Agent at any of the addresses shown on the Letter of Transmittal. It is recommended that you use insured or registered mail.

               Holders of record may also contact their broker to exchange their Depositary Shares on their behalf. And if you cannot deliver your certificate(s) to the Exchange Agent before the Expiration Date, then you must arrange for your broker to guarantee delivery of your Depositary Shares.

          Q: IF MY DEPOSITARY SHARES ARE HELD BY A BROKER OR BANK FOR MY ACCOUNT, HOW DO I PARTICIPATE IN THE OFFER?
          A: If your Depositary Shares are held by a broker or bank for your account, you should have received a package from them as holder of record containing, along with this Question and Answer sheet, the following:

               .    Prospectus dated November   , 1995
               .    Letter of Transmittal (for information only)
               .    Guidelines for Certification of Taxpayer Identification
                    Number on Substitute Form W-9
               .    Notice of Guaranteed Delivery
               .    Cover letter or notice with instructions from your
                    broker or bank.

               If you decide to participate in the Offer, you must contact your broker or bank to tender your Depositary Shares on your behalf.

          Q: ONCE I HAVE TENDERED MY DEPOSITARY SHARES, OR INSTRUCTED MY BROKER OR BANK TO TENDER THEM ON MY BEHALF, MAY I WITHDRAW THEM FROM THE OFFER?
          A: Yes, tenders of Depositary Shares may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after December ___, 1995. See "The Exchange Offer - Withdrawal of Tenders" , in the Prospectus.

          Q:   WHEN DOES THE OFFER EXPIRE?
          A:   At 12:00 midnight, New York City time, on December   , 1995,
               unless extended by the Company. The Company may also amend or terminate the Offer as described in the Prospectus.


                               For additional details,
                            or if you have any questions,
                          please call the Information Agent
                                 D.F. King & Co., Inc.
                                    1-800-697-6974